Monica Cramér Manhem
Via Email
October 17, 2021

Amendment to Employment Contract
Dear Monica,
We are pleased to offer you the position of President, International Reinsurance of SiriusPoint Ltd. (the “Company”), and the position of the Chief Executive Officer of SiriusPoint International, Sweden (the “SPI”). In consideration of the foregoing and other good and valuable consideration that is hereby acknowledged, the parties hereby desire to amend that certain Employment Agreement entered into with effect from July 24, 2015, between Monica Cramér Manhem and Sirius International Försäkringsaktiebolag (the “Agreement”) pursuant to Section 15 of the Agreement as set forth below. Capitalized terms used and not defined in this letter agreement (this “Amendment”) have the respective meanings assigned to them in the Agreement.
1.Amendments
Section 2 (Position, Duties and Responsibilities) of the Agreement is hereby amended as follows:
In your capacity as President, International Reinsurance of the Company and Chief Executive Officer of SiriusPoint International, Sweden, you will perform such duties, services, and responsibilities on behalf of the Company consistent with such positions as may be reasonably assigned to you from time to time. You will report directly to the Chief Executive Officer of the Company (the “Group CEO”). You agree to devote your full business time, attention, and skill to the performance of your duties, and to use your best efforts to promote the interests of the Company, and you will not engage in any other business activity without the approval of the Group CEO. Notwithstanding the foregoing, you will be permitted to manage your personal investments and engage in such other activities as are permitted by the Company from time to time; provided, that such activities do not interfere with the performance of your duties hereunder, create a conflict of interest or violate any agreement in effect with the Company or SPI.
Section 3 (Compensation and Benefits) of the Agreement is hereby amended as follows:
Base Salary
In full consideration of your services to the Company and SPI (including any services as an officer, director, employee, or member of any committee of any affiliate of the Company, SPI, or otherwise on behalf of the Company), effective March 1, 2021 you will be paid an annual base salary of SEK 5,000,000, payable in accordance with the normal payroll practices of the Company and subject to all withholdings and deductions as required by law.
Annual Bonus
During your employment, you will be eligible to receive, in respect of each calendar year commencing with 2021, a performance-based cash bonus (the “Annual Bonus”) with a target bonus opportunity of 100% of base salary. The Annual Bonus earned will be based on achievement of such individual and Company corporate performance goals as may be established with respect to each calendar year by the Board of Directors of the Company (the “Board”). The actual bonus paid for each calendar year as a percentage of your Annual Bonus shall not be less than the overall Company bonus pool awarded as a percentage of the Company’s total annual target pool for each calendar year, and will be subject to your continuous employment with the Company through the last day of such calendar year and such other terms and conditions established by the Board. Any Annual Bonus will be paid in cash in a lump sum after the end of the calendar year for which the Annual Bonus is earned and no later than March 31st following such calendar year.
Pursuant to Section 6 of your Employment Contract, commencement of Advisory Services will be treated as continuous employment for the purposes calculating Annual Bonus in the year in which the Qualifying Termination occurs.
Long-term Incentive Grants
Commencing in 2021 and in each subsequent calendar year of your employment, at such time as long-term equity incentive awards are granted to similarly situated employees of the Company, you will receive a long-term equity incentive award having a target value (calculated in the same manner as the target values of the other award recipients) equal to 155% of base salary (the “Annual Equity Award”). The long-term equity incentive award will be based on the achievement of individual and Company corporate performance goals as may be established with respect to each calendar year by the Board of Directors of the Company (the “Board”). The Annual Equity Award will have such terms and conditions as determined by the Board or its compensation committee from time to time. The terms and conditions of the Annual Equity Award will be evidenced by an award agreement to be entered into between the Company and you at the time that the Annual Equity Award is granted, and will be subject to the terms and provisions of the Company’s equity incentive plan in effect from time to time.
2.Effective Date
Subject to your execution of this Amendment, you shall serve as President, International Reinsurance and Chief Executive Officer of SiriusPoint International, Sweden effective as of February 26, 2021.
3.Waiver
By signing this Amendment, you are waiving your right to claim “Good Reason” under the Agreement in relation to the merger of Third Point Re and Sirius Group (the “Merger) and any other events, occurrences or developments between the date of the Merger and the date of this Amendment All other benefits, rights and obligations in the Agreement, including the definition of “Good Reason”, remain unchanged. By signing this Amendment, you are also waiving your right to claim “Good Reason” under the Sirius Group Severance and Change in Control Plan, dated as of September 10, 2018 (the “Severance Plan”) and Severance Plan Participation Agreement, signed by you on December 21, 2018 (the “Participation Agreement”).
4. Miscellaneous
Sections 10 through 23 of the Agreement shall apply to this Amendment as though fully set forth herein.

Sid Sankaran
President and Chief Executive Officer
SiriusPoint Ltd.

Acceptance of Offer
I have read and understood and I accept all the terms of the offer as set forth in this Amendment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Amendment, and this Amendment (together with the Severance Plan, the Participation Agreement and the Agreement) constitute the sole and entire agreement between the parties with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Amendment.
Monica Cramér Manhem
Signed        /s/ Monica Cramér Manhem
Date         December 3, 2021

SiriusPoint Ltd.
    IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by authority of its Board of Directors, and the Executive has hereunto set her hand, in each case effective as of the day and year first above written.

                            EXECUTIVE

                            /s/ Monica Cramér Manhem
                            Monica Cramér Manhem

                            SIRIUSPOINT LTD.

                            By: /s/ Sid Sankaran
                             Name: Sid Sankaran
                             Title: President and Chief Executive Officer